Exhibit 3.1

APARTMENT INCOME REIT CORP.

FIRST AMENDMENT

TO

AMENDED AND RESTATED BY-LAWS

Effective April 7, 2024, the Amended and Restated By-Laws (the “By-Laws”) of Apartment Income REIT Corp., a Maryland corporation (the “Corporation”), are hereby amended as follows:

1. To add a new Article X to the Corporation’s By-Laws:

“ARTICLE X

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

SECTION 10.01. Certain Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division) shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the Maryland General Corporation Law, or any successor provision, (b) any derivative action or proceeding brought on behalf of the Corporation, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or its stockholders, (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Maryland General Corporation Law, the Charter or these By-laws, or (e) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Corporation who commences such an action shall cooperate in a request that the action be assigned to the Court’s Business and Technology Case Management Program. This Section 10.01 of Article X does not apply to claims arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

SECTION 10.02. Securities Act Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed in its name and on its behalf to be effective as of April 7, 2024.

APARTMENT INCOME REIT CORP., a Maryland corporation

By:	/s/ Lisa R. Cohn
Name: Lisa R. Cohn Title: President and General Counsel